Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (“Agreement”), dated as of May 28, 2012 (“Effective Date”), is by and between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and Socius CG II, Ltd., a Bermuda exempted company (including its designees, successors and assigns, the “Investor”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 10 of this Agreement.

RECITALS

A. The Company and the Investor desire to enter into this transaction to purchase and sell shares of Series 15 Preferred Stock of the Company (the “Preferred Shares”) convertible into shares (the “Conversion Shares”) of common stock, no par value per share, of the Company (the “Common Stock”), and the shares of Common Stock issuable upon exercise or exchange of the Warrants (the “Warrant Shares”) pursuant to one or more currently effective shelf registration statements on Form S-3, which has at least $67 million in aggregate offering price worth of shares of Common Stock available for issuance thereunder (Registration Numbers 333-161442 and 333-177506) (collectively, the “Registration Statement”), and which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “1933 Act”), by the United States Securities and Exchange Commission (the “SEC”).

B. Upon the terms and subject to the conditions of this Agreement, the Company will issue and sell and the Investor will purchase up to (i) Forty Million Dollars ($40,000,000.00) in the aggregate (the “Maximum Placement”) of shares of Preferred Stock and (ii) five-year warrants to acquire shares of Common Stock upon exercise or exchange of such warrants, in the form attached hereto as Exhibit A (each, a “Warrant” and collectively, the “Warrants” and the shares of Common Stock obtained upon the exercise or exchange of the Warrants, collectively, the “Warrant Shares”).

C. Upon the terms and subject to conditions of this Agreement, the transactions contemplated herein will be consummated in two or more closings: (i) on the Initial Closing Date, the Investor shall purchase, and the Company shall issue and sell, (x) an aggregate number of Preferred Shares equal in price to Twenty Million Dollars ($20,000,000.00) (the “Initial Closing Preferred Shares”), which shall be convertible into 20,000,000 Conversion Shares, and (y) a Warrant to acquire two Warrant Shares for every three Conversion Shares issuable upon conversion of the Initial Closing Preferred Shares actually purchased (the “Initial Closing Warrant”); (ii) on the Second Closing Date, the Investor shall purchase, and the Company shall sell, (x) an aggregate number of Preferred Shares equal in price to up to Twenty Million Dollars ($20,000,000.00) and no less than Ten Million Dollars ($10,000,000.00) ( the “Second Closing Preferred Shares”), and (y) a Warrant to initially acquire up to two Warrant Shares for every three Conversion Shares issuable upon conversion of the Second Closing Preferred Shares actually purchased (the “Second Closing Warrant”); and (iii) on the Final Closing Date, if any, the Investor shall purchase, and the Company shall sell, (x) an aggregate number of Preferred Shares equal in price to the entire remaining unfunded balance (if any) of the Maximum Placement (the “Final Closing Preferred Shares”), and (y) a Warrant to initially acquire up to two Warrant Shares for every three Conversion Shares issuable upon conversion of Final Closing Preferred Shares actually purchased (the “Final Closing Warrant”).

D. The Preferred Shares, the Conversion Shares, the Common Shares, the Warrants, and the Warrant Shares are collectively referred to herein as the “Securities.”

E. The Company and the Investor acknowledge that the transactions described herein are intended to be structured as, and are entered into under the understanding that such transactions shall constitute at or above market transactions for purposes of compliance with the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	PURCHASE AND SALE OF COMMON SHARES AND WARRANTS.

(a) Purchase of Common Shares and Warrant. Upon the terms and subject to the conditions set forth in this Agreement, including without limitation any termination in accordance with this Agreement, the Company will issue and sell, and the Investor will purchase and receive, the Securities, all as further contemplated hereby.

(i) Initial Closing Preferred Shares and Initial Closing Warrant. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to the Investor, and the Investor shall purchase and receive from the Company, on the Initial Closing Date, (A) the Initial Closing Preferred Shares, which shall be Twenty Thousand (20,000) Preferred Shares, and which shall be convertible into Twenty Million (20,000,000) Conversion Shares, along with (B) the Initial Closing Warrant for the issuance of up to 13,333,332 Warrant Shares (the “Initial Closing”).

(ii) Second Closing Preferred Shares and Second Closing Warrant. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to the Investor, and the Investor shall purchase and receive from the Company, on the Second Closing Date, (A) the Second Closing Preferred Shares, which shall be convertible into an aggregate number of Common Shares equal to up to Twenty Million Dollars ($20,000,000.00) but not less than Ten Million Dollars ($10,000,000.00), divided by the sum of (i) the Closing Bid Price on the Trading Day prior to the Second Closing Date, and (ii) $0.08375, and (B) the Second Closing Warrant to acquire up to two Warrant Shares for every three Conversion Shares issued upon conversion of the Second Closing Preferred Shares actually purchased (the “Second Closing”).

(iii) Final Closing Preferred Shares and Final Closing Warrant. In the event that the Maximum Placement has not been funded upon the Second Closing, and subject to the satisfaction (or waiver) of the conditions set forth in Sections 6(a) and 7(a) below, the Company shall issue and sell to the Investor, and the Investor shall purchase and receive from the Company, on the Final Closing Date, (A) the Final Closing Preferred Shares, which shall be an aggregate number of Preferred Shares equal to (x) the Maximum Placement less the sum of the Initial Closing Purchase Price and the Second

Closing Purchase Price, (y) divided by the sum of (i) the Closing Bid Price on the Trading Day prior to the Final Closing Date plus $0.08375, and (B) the Final Closing Warrant to acquire up to two Warrant Shares for every three Conversion Shares issued upon conversion of the Final Closing Preferred Shares actually purchased (the “Final Closing”).

(b) Closings. The Initial Closing, the Second Closing, and the Final Closing (if any) are each referred to in this Agreement as a “Closing.” Each Closing shall occur on the applicable Closing Date at 7:00 a.m., San Francisco time, at the offices of O’Melveny & Myers, LLP, Two Embarcadero Center, 28th Floor, San Francisco, California or such other time and location as the parties shall mutually agree.

(i) Initial Closing Date. The date and time of the Initial Closing (the “Initial Closing Date”) shall be 7:00 a.m., San Francisco time, on the first (1st) Business Day on which the conditions to the Initial Closing set forth in Sections 6(a) and 7(a) below are satisfied or waived as set forth therein (or such other date and time as is mutually agreed to by the Company and the Investor). As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(ii) Second Closing Date. The date and time of the Second Closing (the “Second Closing Date”) shall be 7:00 a.m., San Francisco time, on the sixty (60) calendar day anniversary of the Initial Closing Date (or if such date is not a Business Day, the next Business Day after such sixty (60) calendar day anniversary) so long as the conditions to such Second Closing set forth in Sections 6(a) and 7(a) below are satisfied or waived as set forth therein as of such Business Day (or such other date and time as is mutually agreed to by the Company and the Investor).

(iii) Final Closing Date. The date and time of the Final Closing, if any (the “Additional Closing Date”) shall be 7:00 a.m., San Francisco time, on the thirty (30) calendar day anniversary of the Second Closing Date (or if such date is not a Business Day, the next Business Day after such thirty (30) calendar day anniversary) so long as the conditions to such Final Closing set forth in Sections 6(a) and 7(a) below are satisfied or waived as set forth therein as of such Business Day (or such other date and time as is mutually agreed to by the Company and the Investor).

(c) Payment of Purchase Price; Delivery of Common Shares and Warrants. Subject to the restrictions set forth in Section 1(e) and elsewhere in this Agreement:

(i) Initial Closing Purchase Price. On the Initial Closing Date, (i) the Investor shall pay Twenty Million Dollars ($20,000,000) (the “Initial Closing Purchase Price”) to the Company as consideration for the Initial Closing Preferred Shares and the Initial Closing Warrant to be issued and sold to the Investor at the Initial Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions as furnished to the Investor and (ii) the Company shall (A) cause Computershare Investor Services (together with any subsequent transfer agent, the “Transfer Agent”) through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program to credit the Initial Closing Preferred Shares to the Investor’s or its designee’s specified account with DTC through its Deposit/Withdrawal at

Custodian system, (B) deliver to the Investor the Initial Warrant pursuant to which the Investor shall have the right to acquire the Initial Closing Warrant Shares, (C) pay to the Placement Agent, by offset from the Initial Closing Purchase Price, the portion of the Placement Agent Fee payable on the Initial Closing Date, and (D) deliver to the Investor the other documents, instruments and certificates set forth in this Agreement. For clarification purposes, the Initial Closing Preferred Shares and the Initial Closing Warrants shall be deemed to be issued to the Investor in a single unified transaction and not in separate transactions.

(ii) Second Closing Purchase Price. On the Second Closing Date, (i) the Investor shall pay the Second Closing Purchase Price to the Company as consideration for the Second Closing Preferred Shares and the Second Closing Warrants to be issued and sold to the Investor at the Second Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions as furnished to the Investor and (ii) the Company shall (A) cause its Transfer Agent through the DTC Fast Automated Securities Transfer Program to credit the Second Closing Preferred Shares to the Investor’s or its designee’s specified account with DTC through its Deposit/Withdrawal at Custodian system, (B) deliver to the Investor the Second Closing Warrant pursuant to which the Investor shall have the right to acquire up to the Second Closing Warrant Shares, (C) pay to the Placement Agent, by offset from the Second Closing Purchase Price, the portion of the Placement Agent Fee payable on the Second Closing Date, and (D) deliver to the Investor the other documents, instruments and certificates set forth in this Agreement. For clarification purposes, the Second Closing Preferred Shares and the Second Closing Warrants shall be deemed to be issued to the Investor in a single unified transaction and not in separate transactions.

(iii) Final Closing Purchase Price. On the Final Closing Date, if any, (i) the Investor shall pay the Final Closing Purchase Price to the Company as consideration for the Final Closing Preferred Shares and the Final Closing Warrants to be issued and sold to the Investor at the Final Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions as furnished to the Investor and (ii) the Company shall (A) cause its Transfer Agent through the DTC Fast Automated Securities Transfer Program to credit the Final Closing Preferred Shares to the Investor’s or its designee’s specified account with DTC through its Deposit/Withdrawal at Custodian system, (B) deliver to the Investor the Final Closing Warrant pursuant to which the Investor shall have the right to initially acquire up to the Final Closing Warrant Shares, (C) pay to the Placement Agent, by offset from the Final Closing Purchase Price, the portion of the Placement Agent Fee payable on the Final Closing Date, and (D) deliver to the Investor the other documents, instruments and certificates set forth in this Agreement. For clarification purposes, the Final Closing Preferred Shares and the Final Closing Warrants shall be deemed to be issued to the Investor in a single unified transaction and not in separate transactions.

(d) Placement Agent Fee. The “Placement Agent Fee” means a non-refundable fee payable by the Company to Halcyon Cabot Partners, Ltd. (the “Placement Agent”) in the amount of 5% of the amount that is actually funded by the Investor pursuant to all Closings. The Placement Agent Fee shall be paid to the Placement Agent with each Closing based on the amount funded in such Closing, by wire transfer of immediately available funds, in an amount equal to 5% of the applicable Closing Price.

(e) Restrictions on Closings. In addition to the restrictions on Closings contained elsewhere in this Agreement:

(i) Insufficient Registered Shares. In no event shall a Closing occur to the extent that (A) the total number of Securities covered by an effective Registration Statement and Prospectus is insufficient to cover all of the previously-issued and future-issuable Securities hereunder, including without limitation all previously-issued and future-issuable Conversion Shares and Warrant Shares (including all Warrant Shares issuable upon exercise or exchange of all issued or issuable Warrants), or (B) any such Securities would not be immediately freely tradable by the Investor upon issuance.

(ii) Investor Ownership Limit. In no event shall a Closing occur to the extent that the number of Common Shares to be issued to the Investor at such Closing (excluding all other shares of Common Stock and other voting securities then owned or deemed beneficially owned by the Investor and its Affiliates (as defined in Rule 144)) would result in the Investor exceeding the Investor Ownership Limit.

(iii) Company Issuance Limit. In no event will the Company be required to issue any Securities or make any payments if such issuances or payments would violate the Company Issuance Limit.

(iv) Minimum Funding Requirements. If Investor is not able to purchase all of the Second Closing Preferred Shares without exceeding the Company Issuance Limit or the Investor Ownership Limit (excluding all other shares of Common Stock and other voting securities then owned or deemed beneficially owned by the Investor and its Affiliates (as defined in Rule 144)), then Investor shall fund a minimum of Ten Million Dollars ($10,000,000.00) and in any event shall fund the maximum amount it can fund without exceeding such limit and shall have thirty (30) calendar days to fund the entire remaining unfunded balance up to the Maximum Placement. If Investor does not fund the entire remaining unfunded balance within this thirty (30) calendar day period, the restrictions in Section 4(j) shall terminate immediately without further action required by either party. If a minimum funding of $10,000,000.00 occurs at the Second Closing, the Second Closing Warrant shall be issued pro rata (i.e. 50% of the total Warrant that would be issued if the full $20,000,000.00 was funded) and, provided the Final Closing is funded in full, the remaining Warrant Shares shall be included in and issuable under the Final Closing Warrant. In such event, the Company agrees to undertake reasonable best efforts to obtain stockholder approval of the issuance of all Warrant Shares issuable under the Warrants within the later of (i) sixty (60) calendar days of the date of the Second Closing Date or (ii) one hundred ten (110) calendar days from the First Closing Date.

2.	INVESTOR’S REPRESENTATIONS AND WARRANTIES.

The Investor hereby represents and warrants to the Company as of the Effective Date and each Closing Date:

(a) Organization; Authority. The Investor is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement and performance by the Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary company or similar action on the part of the Investor. Each Transaction Document to which it is a party has been (or will be) duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Intent to Take Over. The Investor has no present actual intent to seek to effect, or to assist others in effecting, a hostile acquisition of the Company or to otherwise exercise control of the Company.

(c) Investor Status. At the time the Investor was offered the Securities, it was, as of the date hereof, it is, and on the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act, and is not an entity formed for the sole purpose of acquiring the Securities. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Investor has had access to such information as it deemed necessary in order to conduct any due diligence it has determined it wants to do in connection with the purchase and sale of the Securities and its decision to participate in such purchase and sale. The Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice, and the Investor acknowledges that it must rely on legal, tax and investment advisors of its own choosing in connection with its purchase of the Securities.

(e) Short Sales and Confidentiality. Other than consummating the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, executed any purchases or sales of the securities or derivatives of the Company during the period commencing as of the time that the Investor first learned of the specific purchase and sale transaction being effected pursuant to this Agreement and ending immediately prior to the execution and delivery hereof. The Investor has not at any time directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, executed any Short Sales of the securities or derivatives of the Company. Other than to other Persons party to this Agreement and to its counsel and other professional advisors, the Investor has maintained the confidentiality of all disclosures made to it in connection with the transaction expressly contemplated by this Agreement (including the existence and terms of this transaction).

(f) No Government Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities to be purchased hereunder.

(g) Beneficial Ownership. Immediately prior to executing this Agreement, the Investor, together with its Affiliates, does not beneficially own any shares of Common Stock or other voting securities of the Company. Immediately following the Investor’s purchase of the Securities in any Closing hereunder, the Investor, together with its Affiliates, will not beneficially own or be deemed the beneficial owner of more than 9.9% of all of such Common Stock and other voting securities of the Company as would be outstanding on the Closing date, with beneficial ownership determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (the “Investor Ownership Limit”) .

(h) Compliance with Italian Laws. The Investor acknowledges its obligation to comply with all Italian laws and regulations applicable to the transactions contemplated hereby, including without limitation the requirement to notify the Company and Commissione Nazionale per le Societa e la Borsa (i.e., “CONSOB”) within five (5) Trading Days in the event its shareholdings exceed each of two percent (2.0%) and five percent (5.0%) of the Company’s share capital (as well as reductions below such thresholds).

(i) No Affiliation with Placement Agent. The Investor acknowledges that it is not an affiliate of the Placement Agent.

The Company acknowledges and agrees that the Investor does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2 of this Agreement.

3.	COMPANY’S REPRESENTATIONS AND WARRANTIES.

Except as set forth in the SEC Reports described below, which shall qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby represents and warrants to the Investor as of the Effective Date and each Closing Date:

(a) Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth in the Company’s most recently filed Annual Report on Form 10-K. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, and all of such directly or indirectly owned capital stock or other equity interests are owned free and clear of any Liens, except for such Liens as would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully-paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities of the Company.

(b) Organization and Qualification. Each of the Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification except where the revocation, limitation or curtailment would not reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. Except for approvals of the Company’s board of directors or a committee thereof as may be required in connection with any issuance and sale of Securities to the Investor at the Second Closing (which approvals shall be obtained prior to such applicable Closing), the execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation of shares of Common Stock) have been duly authorized by the Company’s board of directors and (other than the filing with the SEC of the prospectus supplement related to the sale and offering contemplated hereby and by the Transaction Documents pursuant to Rule 424(b) under the 1933 Act (the “Prospectus Supplement”) supplementing the base prospectus forming part of the Registration Statement (the “Prospectus”) and any other filings as may be required by any state securities agencies or NASDAQ, no further filing, consent or authorization is required by the Company, its board of directors or its shareholders or other governing body, except as contemplated by this Agreement and the Warrants in order to comply with the rules and regulations of NASDAQ. This Agreement has been, and the other Transaction Documents will be prior to each Closing, duly executed and delivered by the Company, and each constitutes or when so executed and delivered will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(d) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party by the Company, the issuance and sale of the Securities, and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, articles of association, bylaws, or other organizational or charter documents, or (ii) conflict with, violate the terms of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii) above, such as would not reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Except where the failure to obtain any such consent, waiver, authorization or order, give any such notice or make any such filing or registration would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of the Articles of Amendment to the Company’s Articles of Incorporation, required federal and state and Italy securities filings and such filings and approvals (including shareholder approvals) as are required to be made or obtained under the rules of the applicable Trading Markets in connection with the transactions contemplated hereby (collectively, the “Required Approvals”), each of which has been, or (if not yet required to be filed or obtained) shall be, timely filed or obtained in accordance with applicable law and the terms and conditions of this Agreement and the Warrants.

(f) Issuance of the Securities. The issuance of the Securities is, or prior to the date of issuance will be, duly authorized and, upon each payment for and issuance thereof in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. As of each Closing, the Company shall have reserved from its duly authorized capital stock the maximum number of shares of Common Stock required to be issued pursuant to the Securities issued or issuable at such Closing (without taking into account any limitations with respect thereto). The issuance by the Company of the Securities has been registered under the 1933 Act, the Securities are being issued pursuant to the Registration Statement and all of the Common Shares, Conversion Shares and Warrant Shares will be freely transferable and freely tradable by the Investor without restriction at the time of issuance.

(g) Capitalization. The capitalization of the Company is as described in the Company’s most recently filed periodic SEC Report on Form 10-K, except for issuances pursuant to this Agreement, stock option exercises, issuances pursuant to equity incentive plans, conversions of outstanding notes or exercises of warrants or cancellations under equity incentive plans or shares repurchased by the Company to cover taxes upon the vesting of restricted stock. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except for various outstanding series of options and warrants described in the SEC Reports and except as contemplated by this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than pursuant to the Transaction Documents) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange, or reset price under such securities or the number of shares of Common Stock or other securities issuable upon the exercise, conversion or exchange of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities that was not waived. No further approval or authorization of any shareholder or the Board of Directors of the Company is required for the issuance and sale of the Securities, except as contemplated by this Agreement and the Warrants in order to comply with the rules and regulations of NASDAQ. Except as contemplated by this Agreement, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h) SEC Reports; Financial Statements. The Company has filed all required SEC Reports for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such SEC Reports) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports, together with the related notes and schedules thereto, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had, or that could reasonably be expected to result in, a Material Adverse Effect, (ii) the

Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive and incentive compensation plans.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign), which (i) challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, or (ii) would, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect.

(k) Labor Relations. Except as disclosed in the SEC Reports, no material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other similar agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(m) Regulatory Permits. The Company and each Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted or described in the SEC Reports, except as disclosed in the SEC Reports or where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Company and each Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and each Subsidiary and good and marketable title in all personal property owned by them that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and each Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties or for taxes that are being contested in good faith and by appropriate proceedings, and except for Liens which would not reasonably be expected to result in a Material Adverse Effect. Any real property and facilities held under lease by the Company and each Subsidiary are held by them under valid, subsisting and enforceable leases of which the Company and each Subsidiary are in compliance.

(o) Patents and Trademarks. The Company and each Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar intellectual property rights currently employed by them in connection with the business currently operated by them that are necessary for use in the conduct of their respective businesses as described in the SEC Reports and which the failure to so have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person, except for such as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of the Company or any Subsidiary.

(p) Insurance. The Company and each Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and each Subsidiary are engaged, including but not limited to directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, except for such renewals or failures to obtain similar coverage from similar insurers as would not reasonably be expected to have a Material Adverse Effect.

(q) Transactions with Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors) that is required to be disclosed and is not disclosed, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) other employee benefits, including restricted stock programs and stock option agreements under any equity incentive plan of the Company.

(r) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, which are applicable to it as of the date hereof. The Company and each Subsidiary maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not aware of any material weakness or significant deficiency in the Company’s or any Subsidiary’s internal controls required to be disclosed in the SEC Reports that was not so disclosed. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(s) Certain Fees. Except as contemplated by this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or the other Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(s) that may be due in connection with the transactions contemplated by this Agreement or the other Transaction Documents arising from any agreement or arrangement entered into by the Company.

(t) Investment Company. The Company is not, and immediately after receipt of payment for the Securities, will not be, an “investment company” within the meaning of the Investment Company Act.

(u) Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, which rights will interfere with the transactions contemplated hereunder.

(v) Listing and Maintenance Requirements. Except as disclosed in the SEC Reports, the Common Stock is registered pursuant to Section 12 of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the Commission is contemplating terminating such registration. The Common Stock is listed for and currently trading or quoted on The Nasdaq Capital Market and the Italian Market. The Company is in compliance in all material respects with all applicable listing and maintenance requirements. The Company has not, in the twelve (12) months preceding the date hereof, received notice from The Nasdaq Capital Market or the

Italian Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such market.

(w) Disclosure; Non-Public Information. Except with respect to the information regarding the transactions contemplated by this Agreement, the Transaction Documents, and the exhibits, appendices and schedules hereto and thereto, that will be, and to the extent that it actually is, timely publicly disclosed by the Company, and notwithstanding any other provision in this Agreement or the other Transaction Documents, neither the Company nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information. All disclosure provided to the Investor regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company and at its direction with respect to the representations and warranties made herein are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

(x) No Integrated Offering. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2 of this Agreement, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, sold any security, under circumstances that would cause this offering of the Securities to be aggregated with prior offerings by the Company in a manner that would require shareholder approval pursuant to the rules of the Trading Markets on which any of the securities of the Company are listed or designated unless the required shareholder approval has been obtained. The issuance and sale of the Securities in accordance with and subject to the terms and conditions of the Transaction Documents does not contravene the rules and regulations of the Trading Markets.

(y) Tax Status. The Company and each of its Subsidiaries has made or filed (or requested valid extensions for the filing of) all material federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which the Company or any Subsidiary is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith. Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

(z) Foreign Corrupt Practices. Neither the Company or any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any Subsidiary and at its direction, has directly or indirectly violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(aa) Acknowledgment Regarding the Investor’s Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length Investor with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

(bb) Accountants. The Company’s accountants are set forth in the SEC Reports and, to the knowledge of the Company, such accountants are an independent registered public accounting firm as required by the Securities Act.

(cc) Registration Statements and Prospectuses.

(i) The Registration Statement is effective and covers, and is available for use, in compliance with the 1933 Act and the rules and regulations thereunder for the offering and sale of the Securities to be issued pursuant to the Transaction Documents (including, as applicable, the resale by Investor of any of the foregoing), including, without limitation, as to the “Plan of Distribution” set forth therein at the time of each Closing. The Company has not received any notice that the SEC has issued or intends to issue a stop-order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Registration Statement meets, and the offering and sale of the Securities as contemplated hereby will comply with, the requirements of Rule 415 under the 1933 Act. The Company currently meets the requirements for the use of Form S-3 under the 1933 Act with respect to the foregoing (including, without limitation, as to General Instruction I.B.6 of Form S-3, as applicable).

(ii) The Registration Statement when it became effective (and since such time has) complied, and hereafter (to the extent the Company is required pursuant to Section 4(a) of this Agreement to maintain the effectiveness of the Registration Statement), as amended or supplemented, shall at the time of any Closing, at the time of any sale to or resale by Investor of any Securities, and at all times during which the Registration Statement is deemed effective under the 1933 Act and at all times during which a Prospectus and/or Prospectus Supplement is required by the 1933 Act to be delivered in connection therewith, comply, in all material respects, with the requirements of the 1933 Act, and did not and shall not at any such time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this representation and warranty does not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

(iii) Each Prospectus and/or Prospectus Supplement did comply, as of its date and the date it was filed with the SEC and thereafter, and hereafter (to the extent the Company is required pursuant to Section 4(a) of this Agreement to maintain the effectiveness of the Registration Statement) shall, at the time of any Closing, and at all times during which a Prospectus and/or Prospectus Supplement is required by the 1933 Act to be delivered in connection therewith, comply, in all material respects, with the requirements of the 1933 Act, and did not and shall not at any such time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty does not apply to statements in or omissions from a Prospectus and/or Prospectus Supplement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

(iv) The Company has not and will not, directly or indirectly, use or refer to any “free writing prospectus” (as defined in Rule 405 under the Act) except in compliance with Rules 164 and 433 under the Act and as reasonably acceptable to Investor. The Company is not and will not be an “ineligible issuer” (as defined in Rule 405 under the Act).

4.	OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

(a) Registration Statement. The Company shall have an effective registration statement to cover the issuance and/or resale of the Securities, including the Preferred Shares, the Conversion Shares and the Warrant Shares, at all times from the Effective Date through the one-year anniversary of the Effective Date. If all or any portion of the Warrants are exercised or exchanged at a time when there is an effective registration statement to cover the issuance and/or resale of the Warrant Shares, the Warrant Shares issued pursuant to any such exercise or exchange shall be issued free of all legends. If at any time following the Effective Date the Registration Statement (or any subsequent registration statement registering the Warrant Shares) is not effective or is not otherwise available for the sale or resale of the Warrant Shares, the Company shall immediately notify the holders of the Warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the Warrant Shares. If at any time following the final Closing Date the Registration Statement (or any subsequent registration statement registering the shares of Series 15 Preferred Stock and the Conversion Shares) is not effective or is not otherwise available for the issuance of the shares of Series 15 Preferred Stock or the Conversion Shares, as the case may be, the Company shall immediately notify the Investor in writing that such registration statement is not then effective and thereafter shall promptly notify the Investor when the registration statement is effective again and available for the issuance of the shares of Series 15 Preferred Stock or the Conversion Shares, as the case may be. The Company shall use best efforts to keep a registration statement (including the Registration Statement) registering the issuance or resale of the Securities effective during the term of the Warrants or, if earlier, until such time that all of the Securities become freely tradable pursuant to Rule 144 or otherwise.

(b) Compliance with Securities Laws. The Company covenants that it will comply with the matters set forth in Section 3(cc) (without giving effect to any exceptions contained in or contemplated by this Agreement) and shall take such action with respect thereto as may be required in order to comply with all applicable laws related thereto. In furtherance of the foregoing and for clarification, in the event that the Registration Statement and/or the Prospectus is not effective and/or properly available for use in accordance with the 1933 Act for the offer and sale of the Warrants and Preferred Shares at any time contemplated hereby, the Investor shall not be required to fund or effect any Closing at such time.

(c) Compliance with Italian Laws. The Company shall cause Italian legal counsel, at the Company’s sole cost and expense, to carry out on behalf of Investor the requirement to notify the Company and CONSOB within five (5) Trading Days in the event its shareholdings exceed each of two percent (2.0%) and five percent (5.0%) of the Company’s share capital (as well as reductions below such thresholds) and any similar notification requirements.

(d) Use of Proceeds. The Company shall use the proceeds from the sale of the Securities as described in the Prospectus Supplement.

(e) Furnishing of Information. For a period of one year from the effective date, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Investor owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will use commercially reasonable efforts to prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c)(1) of the Securities Act such information as is required for the Investor to sell the Securities under Rule 144 of the Securities Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration pursuant to the Securities Act within the requirements of the exemption provided by Rule 144 of the Securities Act. The Company represents and warrants that it is in material compliance with all of the requirements (including, without limitation, the reporting, submission and posting requirements) of Rule 144(c)(1) of the Securities Act and Rule 405 of Regulation S-T, each as in effect and amended as of the date hereof.

(f) Listing of Common Stock. For a period of one year from the Effective Date, the Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Common Stock on the Trading Markets, and the Company shall use commercially reasonable efforts to cause all of the Securities (including without limitation the Warrant Shares and the Conversion Shares) to be listed on each of the Trading Markets applicable as of the date of this Agreement no later than the dates such Securities are issued. The Company further agrees that if the Company applies to have the Common Stock traded on any trading market other than the Trading Markets on which the Common Stock trades on the Effective Date, it will include in such application all of the Securities (including without limitation the Warrant Shares and the Conversion Shares) and will take such other action as is necessary to cause all of the Securities to be listed on such other trading market as promptly as possible.

(g) Fees. Except for (x) a $70,000.00 non-refundable document preparation and negotiation fee payable to SNR Denton US LLP, which shall have been paid prior to the

Effective Date, and (y) as may be otherwise provided in this Agreement and any of the other Transaction Documents, each party shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company acknowledges and agrees that SNR Denton US LLP solely represents the Investor, and does not represent the Company or its interests in connection with the Transaction Documents or the transactions contemplated thereby. The Company shall pay (i) all Transfer Agent fees and expenses (including related fees and expenses of any counsel to such persons), (ii) all fees and expenses relating to the approval of the shares of Common Stock to be issued hereunder or under the Warrants for book-entry transfer through the systems of the DTC, (iii) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the “blue sky” laws, (iv) stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investor, (v) all fees and expenses relating to the listing or quotation of the shares of Securities on the Trading Markets and (vi) the Registration Statement and Prospectus. The obligations of the Company under this Section 4(g) shall survive the termination of this Agreement.

(h) Pledge of Securities. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that the Securities may be pledged by the Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Investor effecting a pledge of Securities shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document so long as the Investor continues to be the person with which the Company interacts with respect to such Securities and this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by the Investor. Notwithstanding anything in this Section 4(g) to the contrary, the Investor shall not transfer any Warrant in violation of Section 16 thereof, Investor shall inform any pledgee of such transfer restriction prior to pledging such Warrant and the Company shall be under no obligation to consent to a transfer of any Warrant to any pledgee, regardless of whether the Company has been informed of such pledge or has acknowledged the existence of such pledge.

(i) Securities Laws Disclosure; Publicity. The Company shall (a) issue a press release disclosing the material terms of the transactions contemplated hereby simultaneously with the execution and delivery hereof, and (b) by 8:30 a.m. (New York City time) on the fourth (4th) Trading Day following the Effective Date, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto. To the extent reasonably practicable, the Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, except as may be required by law. (i) as required by federal securities law in connection with the Prospectus Supplement or the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or the regulations of the Trading Markets, in which case the Company shall provide the Investor with prior notice of such disclosure permitted under this subclause (ii) if reasonably practicable.

(j) Additional Issuance of Securities. The Company agrees that for the period commencing on the Effective Date and ending on the sixtieth (60th) day after the date hereof, and subject to the last sentence of this Section 4(j) for the period commencing on the Second Closing Date and ending on the sixtieth (60th) day thereafter, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Investor, (a) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Act (other than a registration statement on Form S-8, a post-effective registration statement to terminate or amend an effective registration statement, a resale registration statement for shares issued in connection with an acquisition or other business combination, a shelf registration statement, or a registration statement on Form S-4, or a registration statement pursuant to Rule 462(b)) with respect to any of the foregoing, or (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clauses (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that nothing in the foregoing clauses (a) and (b) shall be construed as limiting the Company’s ability to negotiate and/or otherwise prepare to consummate a transaction following the expiration of the restricted period so long as such transaction is not publicly announced prior to the expiration of the restricted period. The provisions of this Section 4(j) shall not apply to (i) the Securities to be issued and sold hereunder or issuable upon conversion, exchange or exercise of the Securities, (ii) issuances of shares of Common Stock issuable upon conversion or exchange of currently outstanding convertible notes, (iii) issuances of shares of Common Stock upon the exercise or exchange of currently outstanding warrants or amendments to the warrant agreements related thereto, (iv) granting options or other securities under the Company’s incentive compensation plans existing on the date hereof or issuances of shares of Common Stock issuable in connection with outstanding awards thereunder as of the date hereof, (v) issuances of shares of Common Stock issuable pursuant to agreements in effect as of the date hereof or amendments related thereto, (vi) issuances of shares of Common Stock in connection with strategic acquisitions, (vii) issuance of common stock to fund tax withholding obligations related to the vesting of outstanding incentive awards, or (viii) issuances of shares of Common Stock subject to shareholder approval; provided, however, that in the case of clauses (ii) and (iii) above, no shares of Common Stock shall be issued as a result of an amendment to such securities after the date hereof and prior to the expiration of the applicable restricted period. Notwithstanding the foregoing, this Section 4(j) shall not apply (i) if the Common Stock is trading at a price, on the 45th calendar day from the Second Closing Date, that is equal to, or greater than, 90% of the Closing Bid Price of the Common Stock on the Trading Day prior to the Second Closing Date, or (ii) if the Investor does not deliver irrevocable funds to the Company in the amount of the Maximum Placement (i.e. a total of $40,000,000.00) within thirty (30) calendar days after the Second Closing Date.

(k) Reservation and Registration of Securities. As of the Effective Date, the Company has reserved, and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of (a) shares of Series 15 Preferred Stock for the purpose of enabling the Company to issue the Preferred Shares issuable at the Initial Closing and once the number of shares becomes ascertainable, the Second Closing and if applicable the Final Closing,(b) in accordance with the terms of the Warrants, Warrant Shares for the purpose of enabling the Company to issue the shares of Common Stock issuable upon exercise of the Warrants in full, and (c) Conversion Shares for the purpose of enabling the Company to issue the shares of Common Stock issuable upon conversion of the shares of Series 15 Preferred Stock.

(l) Activity Restrictions. For so long as the Investor or any of its Affiliates holds any Securities, neither the Investor nor any of its Affiliates will, without the prior written consent of the Company, (a) vote any shares of Common Stock owned or controlled by it (other than with respect to votes to increase the number of authorized shares of the Company as may be required to enable the Company to comply with the Transaction Documents), solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company , or (b) engage or participate in any actions, plans or proposals which relate to or would result in (i) acquiring from any Person (including the Company) additional securities of the Company, alone or together with any other Person, which would result in exceeding the Investor Ownership Limit, (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its Subsidiaries, (iii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries, (iv) any change in the present Board of Directors of the Company or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors of the Company, (v) any material change in the present capitalization or dividend policy of the Company, (vi) any other material change in the Company’s business or corporate structure, including, without limitation, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act, (vii) changes in the articles of incorporation, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (viii) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (ix) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Act, or (x) any action, intention, plan or arrangement similar to any of those enumerated above, (c) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 4(l) or (d) directly or indirectly, on its or their own behalf or pursuant to any understanding with any Person, execute or agree to execute any Short Sales of the securities or derivatives of the Company or any transaction that would have the effect of any Short Sales of the securities or derivatives of the Company.

(m) Integration. After this transaction, the Company shall not sell any security (as defined in Section 2 of the Securities Act) of the Company (other than the Securities) that would be aggregated with the sale of the Securities such that the rules of the Trading Markets would require shareholder approval of this transaction prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

(n) Certain Trading Activities. Investor covenants and agrees that during the period beginning on the Trading Day immediately preceding the Effective Date and ending on the Trading Day immediately following the later of the date on which the Investor and its Affiliates no longer hold any Securities and the termination of this Agreement, neither the Investor nor any of its Affiliates nor any entity managed or controlled by the Investor will, directly or indirectly, enter into or execute or cause or assist any Person to enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO, or any successor regulation, promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of the Common Stock or trading derivative securities to the same effect.

(o) Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information. Notwithstanding the foregoing (but subject to the terms of any such written agreement), to the extent the Company delivers any material, non-public information to the Investor without the Investor’s consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

(p) Prospectus Availability and Changes. The Company will make available to the Investor upon request, and thereafter from time to time will furnish to the Investor, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as the Investor may reasonably request for the purposes contemplated by the Securities Act within the time during which a Prospectus relating to the Securities is required to be delivered pursuant to the Securities Act. The Company will advise the Investor promptly of the happening of any event within the time during which a Prospectus relating to the Securities is required to be delivered under the Securities Act which could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and to advise the Investor promptly if, during such period, it shall become necessary to amend or supplement the Prospectus to cause the Prospectus to comply with the requirements of the Securities Act, and in each case, during such time, to promptly prepare and furnish to the Investor, at the Company’s expense, such amendments or supplements to the Prospectus as may be necessary to reflect any such change or to effect such compliance. The Company shall have no obligation to separately advise the Investor of, or deliver copies to the Investor of, the SEC Reports, all of which the Investor shall be deemed to have notice of.

(q) Indemnification of Investor. Subject to the provisions of this Section 4(q), the Company will indemnify and hold the Investor, its Affiliates, and their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Investor or any of its Affiliates (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Persons (each, a “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, or (b) any action instituted against any Investor Party by any shareholder of the Company (other than an Affiliate of the Investor or any governmental or regulatory agency) with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a material breach of the Investor’s representations, warranties or covenants contained in the Transaction Documents or any agreements or understandings the Investor may have with any such shareholder or any material violations by the Investor of state or federal securities laws or any conduct by the Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Investor Party. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (x) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed or (y) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents.

5.	REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Common Shares and the Warrants in which the Company shall record the name and address of the Person in whose name the Common Shares and the Warrants have been issued (including the name and address of each transferee), the number of Common Shares held by such Person and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection by Investor or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to the Transfer Agent in the form previously provided to the Company (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the account of Investor’s or its designee’s broker at DTC, registered in the name of the Investor or its respective nominee(s), for the shares of Common Stock issuable upon conversion of the Preferred Shares or, in accordance with the provisions of the Warrant, upon exercise or exchange of the Warrant. The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b) will be given by the Company to the Transfer Agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company. If the Investor effects a sale, assignment or transfer of the Conversion Shares or Warrant Shares after issuance thereof, the Company shall permit the transfer and shall promptly instruct the Transfer Agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Investor to effect such sale, transfer or assignment. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that the Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(c) Legends. Certificates and any other instruments evidencing the Securities shall not bear any restrictive or other legend.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a) Conditions to Closing. The obligation of the Company hereunder to issue and sell the Securities to the Investor at each applicable Closing is subject to the satisfaction of each of the following conditions, at or before each applicable Closing Date (except to the extent that the condition is expressly limited under the applicable subparagraph of this Section 6(a) to a particular Closing or a particular Closing Date), it being agreed and understood by the Company and the Investor that each of these conditions is material, is beyond the Company’s reasonable control, is for the Company’s sole benefit and shall only be deemed to have been waived by the Company if the Company, acting in its sole discretion, provides the Investor with prior written notice of the waiver thereof :

(i) Solely with respect to the Initial Closing, the Investor shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company, except that the Second Closing Warrant shall be executed and delivered by the Investor at the Second Closing and, if applicable, the Final Closing Warrant shall be executed and delivered by the Investor at the Final Closing.

(ii) Simultaneously with the applicable Closing, the Investor shall have delivered to the Company the applicable Closing Purchase Price by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the applicable Closing Date.

(iv) With respect to the Second Closing and, if any, the Final Closing, the Company shall not have received notification from NASDAQ that the Closing would violate the rules of such Trading Markets without stockholder approval (unless stockholder approval has been obtained in compliance with such NASDAQ notification.

7.	CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE.

(a) Conditions to Closing. The obligation of the Investor to purchase the Securities at the applicable Closing is subject to the satisfaction of each of the following conditions, at or before each applicable Closing Date (except to the extent that the condition is expressly limited under the applicable subparagraph of this Section 7(a) to a particular Closing or a particular Closing Date), it being agreed and understood by the Company and the Investor that each of these conditions is material, is beyond the Investor’s reasonable control, is for the Investor’s sole benefit and shall only be deemed to have been waived by the Investor if Investor, acting in its sole discretion, provides the Company with prior written notice of the waiver thereof:

(i) Solely with respect to the Initial Closing, the Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Investor, except that the Second Closing Warrant shall be executed and delivered by the Company at the Second Closing and, if applicable, the Final Closing Warrant shall be executed and delivered by the Company at the Final Closing.

(ii) The Investor shall have received the opinion of Karr Tuttle Campbell, the Company’s Washington counsel, dated as of the applicable Closing Date, in the form previously provided to the Company.

(iii) Solely with respect to the Initial Closing and simultaneously therewith, the Company shall have delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form acceptable to the Investor, which instructions shall have been delivered to and acknowledged in writing by the Transfer Agent.

(iv) Except with respect to the Initial Closing, the Company shall have delivered to the Investor (A) a certificate evidencing the valid existence of the Company in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the applicable Closing Date, and (B) a certified copy of its Amended and Restated Articles of Incorporation, as amended to date, as certified by the Washington Secretary of State within ten (10) days of the applicable Closing Date.

(v) The Company shall have delivered to the Investor a certificate, in the form reasonably acceptable to the Investor, executed by the Secretary of the Company and dated as of the applicable Closing Date, as to (i) the resolutions consistent with Section 3(c) as adopted by the Company’s Board of Directors in a form reasonably acceptable to the Investor, (ii) the Articles of Incorporation of the Company and (iii) the Bylaws of the Company, each as in effect at the applicable Closing.

(vi) The Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the applicable Closing Date, in the form reasonably acceptable to the Investor, certifying that the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though originally made at that time (except for representations and warranties that speak only as of a specific date, which shall be true and correct as of such date); provided, however, that, in respect of any representation and warranty that is required to be so true and correct as of the applicable Closing Date, any information disclosed by the Company in a filing with the SEC after the Effective Date but prior to the applicable Closing Date shall be deemed to update the representations and warranties automatically and without any further action on the part of the Company, and the Company shall have performed, satisfied and complied with in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the applicable Closing Date.

(vii) Except with respect to the Initial Closing, the Company shall have delivered to the Investor a letter from the Company’s transfer agent indicating the number of shares of Common Stock outstanding on the applicable Closing Date immediately prior to the applicable Closing.

(viii) The Common Stock (I) shall be designated for quotation or listed on the Trading Markets and (II) shall not have been suspended, as of the applicable Closing Date, by the SEC or the Trading Markets from trading on the Trading Markets nor shall suspension by the SEC or the Trading Markets have been threatened, as of the applicable Closing Date, in writing by the SEC or the Trading Markets (other than with respect to the minimum bid price per share requirements).

(ix) The Company is in compliance with all requirements (other than minimum bid price per share requirements) in order to maintain listing or quotation on the Trading Markets (including reporting requirements under the 1934 Act).

(x) The Company shall have obtained all governmental, regulatory or third party consents and approvals and shall have made all required filings, in each case, if any, necessary for the sale of the Securities at such Closing, including without limitation, those required by the Trading Markets.

(xi) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents, and no actions, suits or proceedings shall be in progress or pending by any Person that seeks to enjoin, prohibit or otherwise adversely affect any of the transactions contemplated by the Transaction Documents.

(xii) Since the Effective Date, no event or series of events shall have occurred that have had, or reasonably would have, or result in, a Material Adverse Effect, it being understood and agreed that no information filed with the Commission after the Effective Date shall in any way limit or qualify the occurrence of a Material Adverse Effect or Investor’s ability to rely on this condition.

(xiii) All shares of Common Stock, if any, required to be issued on or prior to the Closing Date pursuant to the terms of the Warrants, including pursuant to any exercise or exchange thereof, shall have been timely delivered to the Investor pursuant to the terms thereof, in each case, prior to the applicable Closing Date.

(xiv) The Company has a current, valid and effective Registration Statement and the Prospectus shall be properly available for use to permit the lawful sale or resale of the Securities to be issued at such Closing in connection herewith, and has filed with the SEC and delivered to the Investor a Prospectus Supplement in the form acceptable to the Investor with respect to the applicable Closing and shall have included therein such information and matters relating to the offering, the Securities, the plan of distribution, the sale of the shares of Preferred Shares in connection herewith, and otherwise with respect to matters related to the Registration Statement and the transactions contemplated hereby as required and also as the Investor may request, all so that such information is immediately prior to such Closing part of the current Prospectus forming part of the Registration Statement in accordance with applicable securities laws and the rules and regulations thereunder.

(xv) The Company has a sufficient number of duly authorized shares of Common Stock reserved for issuance as may be required to fulfill its obligations pursuant to the Transaction Documents.

(xvi) The aggregate number of Common Shares issuable to the Investor upon conversion of the Preferred Shares or exercise or exchange of the Warrant Shares to be issued at such Closing would not cause the Investor to exceed the Investor Ownership Limit (excluding all other shares of Common Stock and other voting securities then owned or deemed beneficially owned by the Investor and its Affiliates (as defined in Rule 144) or the Company to exceed the Company Issuance Limit.

(xvii) If any of the shares of Common Stock issuable upon conversion of the Preferred Shares or issuable upon exercise or exchange of the Warrants cease to be a “covered security” pursuant to Section 18 of the Act, the Investor shall have received appropriate and customary assurances from the Company’s independent legal counsel with respect to compliance with applicable state securities and “blue sky” laws in connection with the issuance of such Securities in connection with the applicable Closing.

(xviii) The Company is not, and will not be as a result of the applicable Closing, in default of this Agreement, any other agreement between the Company and the Investor, or any other material agreement listed, or required to be listed under Item 601 of Regulation S-K under the 1934 Act, on any of Company’s reports filed or required to be filed with the SEC, including without limitation Forms 10-K, 10-Q or 8-K (each, a “Material Agreement”), following notice and the opportunity to cure to the extent expressly applicable, other than any default that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(xix) In connection with the Initial Closing only, the Company shall have paid the applicable fees and expenses of counsel for Investor, SNR Denton US LLP, in accordance with the provisions of Section 4(g), by wire transfer of immediately available funds to an account designated by such counsel.

(xx) The Company shall have paid the Placement Agent Fee payable in connection with such Closing to the Placement Agent in accordance with the terms hereof.

(xxi) All previously-issued Common Shares including Conversion Shares and Warrant Shares are DWAC Shares in electronic form and are then freely tradable by the Investor and without restrictive legend. For purposes hereof, “DWAC Shares” means all Common Shares or other shares of Common Stock issued or issuable to the Investor or any Affiliate, successor, designee or assign of the Investor pursuant to any of the Transaction Documents, all of which shall be (a) issued in electronic form, (b) freely tradable by the Investor or its designee and legend free and without restriction on resale, and (c) timely credited by Company to the specified Deposit/Withdrawal at Custodian account with DTC under its Fast Automated Securities Transfer Program or any similar program hereafter adopted by DTC performing substantially the same function, in accordance with the Irrevocable Transfer Agent Instructions.

(xxii) The Company shall have delivered to the Investor such other documents, instruments or certificates relating to the transactions contemplated by the Transaction Documents as the Investor or its counsel may reasonably request.

8.	TERMINATION.

(a) Automatic Termination. This Agreement shall terminate automatically upon the occurrence of any of the following:

(i) if, at any time after the Effective Date, either the Company or the Investor, or any director or executive officer of the Company or the Investor, has engaged in a transaction or conduct related to the Company or the Investor, as applicable, that has resulted in (a) an SEC enforcement action, or (b) a civil judgment or criminal conviction for fraud or misrepresentation, or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

(ii) if the Company or the Common Stock or any shares of Common Stock issued or issuable upon conversion of the Preferred Shares or upon exercise or exchange of the Warrants shall cease or fail to be listed for trading or quoted on an Eligible Market (a “Trading Market Event”) if such Trading Market Event continues for five consecutive days or more; and

(iii) if at any time the Company has filed for and/or is subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors instituted by or against the Company or any subsidiary of the Company.

(b) Company Termination. The Company may terminate (a “Company Termination”) this Agreement by providing advance written notice (“Termination Notice”) to the Investor solely if the Company determines in good faith that such termination is required in order for the Company to comply with NASDAQ rules; provided, however, that in no event shall a Company Termination hinder, terminate or otherwise affect the Company’s obligations under issued Preferred Shares or Warrants and such termination shall otherwise have the effects set forth in Section 8(d).

(c) Other Termination. The Investor may terminate this Agreement immediately by written notice upon the occurrence of a Fundamental Transaction (as defined in the Warrants) . The Company or the Investor may terminate this Agreement by providing three (3) calendar days’ advance written notice to the other, if the other party is in material breach or default of this Agreement or any other Transaction Document or such party has committed any material anticipatory breach, and such material breach or default is not cured within ten (10) Trading Days after notice of such material breach or default is delivered to the breaching party. In the event of the occurrence of any such material breach or default that has not been cured (whether or not notice thereof has been given), or the occurrence of a Trading Market Event which remains uncured, the Investor shall not be required fund or effect any Closing. This Agreement may be terminated at any time by the mutual written consent of both the Company and the Investor, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(d) Effect of Termination. In the event of termination by the Company or the Investor pursuant to Sections 8(b) or 8(c), as applicable, written notice thereof shall forthwith be given to the other party as provided in Section 9(f) (unless termination is automatic) and this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8(a), 8(b) or 8(c) herein, this Agreement shall thereafter be of no further force and effect, except as provided in Section 9(i) hereof and in this Section 8(d). Nothing in this Section 8(d) shall be deemed to release the Company or the Investor from any liability for any breach or default under this Agreement or any of the other Transaction Documents occurring prior to such termination, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement arising prior to such termination, or to impair rights of indemnification under this Agreement or any other Transaction Document. The termination of this Agreement will have no effect on any Preferred Shares, Warrants or shares of Common Stock issued upon conversion of Preferred Shares or upon exercise or exchange of the Warrants, in each case previously issued or delivered, or on any rights of any holder thereof. For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, (a) all cash fees paid to the Investor and to counsel for the Investor are non-refundable, and (b) any issued or issuable Warrants (and any shares of Common Stock received pursuant to the Warrants) shall be irrevocably issued or issuable as of the date delivered (or, in the case of the shares issued under the Warrants, at the time specified in the Warrants), irrespective of any termination of this Agreement.

9.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e) Entire Agreement; Amendments. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such subject matter, which the parties acknowledge have been merged into such documents, exhibits and schedules. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(f) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the page following the signature pages attached hereto or such other address as may be designated in writing hereafter in the manner set forth in this paragraph (f).

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor (other than by merger). The Investor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company. Any assignment by either party in violation of this paragraph (g) shall be void ab initio.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 4(q).

(i) Survival. The representations, warranties and covenants contained herein shall survive the each Closing and the delivery of the Preferred Shares and the Warrants and for a period of one year thereafter.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(l) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to specific performance pursuant to the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(m) Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(n) Trading Market Compliance. The Company shall not be obligated to issue any Securities or pay any amounts under this Agreement, if (i) the issuance of such Securities would result in the Company being deemed to issue (or to have issued) shares in a transaction that is not at or above market under the rules of NASDAQ, (ii) such issuance, together with all prior issues that are deemed to be aggregated under the rules of NASDAQ, would exceed the Nasdaq Market Cap, or (iii) such issuance would otherwise violate the Company’s obligations under the rules or regulations of NASDAQ (collectively, the “Company Issuance Limit”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders for issuances of such Securities as required by the applicable rules of NASDAQ. Until and unless such approval is obtained, the Company shall not issue any Securities to the extent such issuance would result in the Company exceeding the Company Issuance Limit. In no event will the Company be required to take any action pursuant to this Agreement, including issuing any Securities hereunder or making any payments hereunder, if such action requires stockholder approval under the rules of NASDAQ or any other Eligible Market on which the Company is then listed and such approval has not been obtained.

10.	CERTAIN DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a) “Eligible Market” means the New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, and/or the Italian Market.

(b) “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (other than, in the case of the Securities and the Additional Investment Right, restrictions provided in the Transaction Documents or as otherwise agreed or imposed by the Investor).

(c) “Material Adverse Effect” means any material adverse effect on (a) the enforceability of any Transaction Document, (b) the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, or (c) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document to be performed as of the date of determination. With respect to Section 7(a) only, “Material Adverse Effect” shall not include any such change, effect, event or circumstance that resulted exclusively from (i) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its Subsidiaries taken as a whole, (ii) any change that generally affects the industry in which the Company and its Subsidiaries operate that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (iv) any action taken by the Investor, its Affiliates or its or their successors and assigns with respect to the transactions contemplated by this Agreement, (v) the effect of any changes in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (vi) any change resulting from compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) “Nasdaq Market Cap” means an aggregate number of shares of Common Stock issued or issuable to the Investor (including shares of Common Stock issued or issuable upon conversion of Preferred Shares and exercise or exchange of any warrant issued to the Holder pursuant to this Agreement) equal to the lesser of: (i) after aggregation under the rules and regulations of NASDAQ with any other shares issued by the Company, 19.99% of the shares of Common Stock outstanding on the date immediately preceding the Effective Date, and (ii) after aggregation with the shares issued or issuable in connection with an acquisition, 19.99% of the shares of Common Stock outstanding prior to entering into an agreement to consummate an acquisition.

(e) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(f) “SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company pursuant to the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material), including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement; provided, however, that “SEC Reports” shall not include any registration statements, prospectuses or prospectus supplements filed by the Company pursuant to the Securities Act that are unrelated to the transactions contemplated by this Agreement.

(g) “Subsidiaries” means any Person the Company owns or controls, or in which the Company, directly or indirectly, owns a majority of the capital stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21), and each of the foregoing, is individually referred to herein as a “Subsidiary.”

(h) “Trading Markets” means the Italian Market and the NASDAQ.

(i) “Transaction Documents” means, collectively, this Agreement, the Warrants, and the Irrevocable Transfer Agent Instructions, as may be amended from time to time.

[signature pages follow]

IN WITNESS WHEREOF, the Investor and the Company have caused this Securities Purchase Agreement to be duly executed as of the Effective Date first written above.

INVESTOR:

By: Terren Peizer
Its: Managing Director

COMPANY:

By: James A. Bianco
Its: Chief Executive Officer

Addresses for Notice

To Company:

Through May 31, 2012: Cell Therapeutics, Inc. 501 Elliott Avenue West, Suite 400 Seattle, Washington 98119 Facsimile: (206) 272-4302 Attention: Louis A. Bianco E-mail: LBianco@ctiseattle.com	Beginning June 1, 2012: Cell Therapeutics, Inc. 3101 Western Avenue, Suite 600 Seattle, Washington 98121 Facsimile: (206) 272-4302 Attention: Louis A. Bianco E-mail: LBianco@ctiseattle.com with a copy (which shall not constitute notice) to:

O’Melveny & Myers, LLP Two Embarcadero Center 28th Floor San Francisco, California 94111 Facsimile: (415) 984-8701 Attn: C. Brophy Christensen, Jr., Esq
E-mail: bchristensen@omm.com

To Investor:

Socius CG II, Ltd.
Clarendon House
2 Church Street
Hamilton HM 11 Bermuda
Facsimile: (310) 444-4394
E-mail: michael@sociuscg.com

with a copy (which shall not constitute notice) to:

SNR Denton US LLP 1221 Avenue of the Americas New York, New York 10020 Facsimile: (212) 768-6800 Attn: S. Elizabeth Foster, Esq. E-mail: elizabeth.foster@snrdenton.com

Exhibit A

Form of Common Stock Purchase Warrant